Exhibit 10.52

SECOND AMENDMENT TO REDEVELOPMENT AGREEMENT

THIS SECOND AMENDMENT TO REDEVELOPMENT AGREEMENT (the “Amendment”) is made as of this 21st day of July, 2005, by and between Land Clearance for Redevelopment Authority of the City of St. Louis (“LCRA”) and Pinnacle Entertainment, Inc., (“Redeveloper”).

RECITALS

A. On April 22, 2004, LCRA and Redeveloper entered into that certain Redevelopment Agreement, as amended (the “Redevelopment Agreement”) which governed the development of certain real property described in Exhibit A to the Redevelopment Agreement and referred to as the “Redevelopment Area”.

B. On July 7, 2005, LCRA and Redeveloper entered into a Property Purchase Agreement, as amended by the First Amendment to Property Purchase Agreement dated as even date herewith, whereby LCRA agreed to sell and Redeveloper agreed to purchase certain property described on Exhibit A thereto (the “LCRA Property”).

C. It is the intent of LCRA to see the LCRA Property developed. It is the desire of Redeveloper to improve the LCRA Property in a manner to be reflected in a plan to be submitted to LCRA not later than six (6) months prior to the Casino Opening Date. Such plan shall incorporate the LCRA Property in the Redeveloper’s overall development plan.

NOW, THEREFORE, in consideration of the premises and the promises herein and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The following definitions shall be added to Section 1.1:

“Ancillary Development Site” means a site which (a) has been cleared of all prior improvements other than those improvements or rights of third parties with an interest in the LCRA Property; and (b) has been improved with a parking lot(s), landscaping, curbs, gutters and/or sidewalks in a manner that renders the LCRA Property ancillary to the Improvements.

“Casino Opening Date” shall mean the date the casino and hotel (referred to in Subsection 3.12.2) comprising the Improvements have both opened for business.

“LCRA Property” means the property described on Exhibit H.

“Qualified Improvements” means buildings constructed on the LCRA Property, the plans for which have been approved by LCRA which approval shall not be unreasonably withheld, by Redeveloper for a luxury condominium project, market-rate housing, a parking garage, one or more retail or mixed use developments or such other improvements approved by LCRA in its sole discretion.

“Qualified Improvements Costs” means those capital expenditures incurred by Redeveloper in connection with the construction of Qualified Improvements constructed in accordance with Subsection 3.12.1, excluding costs incurred in developing the Ancillary Development Site.

2. Section 3.12.1 is hereby amended by deleting the first sentence therein and by inserting in lieu thereof the following sentence:

“Redeveloper shall exercise reasonable best efforts to construct either: (i) a luxury condominium project associated with the luxury class hotel provided in Section 3.8 above, or (ii) one or more market-rate residential, retail or mixed-use developments located within an area bounded by the Mississippi River, Biddle Street, Interstate 70 and Eads Bridge.”

3. A new Subsection 3.12.3 is hereby added immediately following Subsection 3.12.2:

3.12.3 On or before August 31, 2005, Redeveloper shall acquire fee title to the LCRA Property pursuant to the Property Purchase Agreement between Redeveloper and LCRA dated July 7, 2005, as amended by the First Amendment to Property Purchase Agreement dated as of July 21, 2005. Redeveloper covenants and agrees that it will render the LCRA Property as an Ancillary Development Site on or before the Casino Opening Date and provide written confirmation to LCRA no later than ten (10) days after the Casino Opening Date that the LCRA Property was an Ancillary Development Site by the Casino Opening Date (“Ancillary Development Obligation”).

Not less than six (6) months prior to the Casino Opening Date, the Redeveloper shall send to LCRA for its reasonable approval plans and specifications for the Ancillary Development Site improvements which plans provide that the Ancillary Development Site improvements render the LCRA Property ancillary and complementary to other Improvements or adjacent properties owned by Redeveloper. LCRA’s review of such plans with respect to parking lot(s) shall be based on development standards of comparable surface parking facilities within the City of St. Louis and such approval shall not be unreasonably withheld. The project schedule set forth in Section 3.12.3 shall not apply to the Ancillary Development Site improvements contemplated herein.

Upon satisfaction of the Ancillary Development Obligation and acceptance of a Certificate of Substantial Completion for such work, LCRA agrees to credit Two Million Six Hundred Fifty Five Thousand ($2,655,000.00) toward the Fifty Million Dollar ($50,000,000) capital investment requirement in Subsection 3.12.1. If on or before the date which is sixty (60) months after the Casino Opening Date, the Redeveloper constructs Qualified Improvements on the LCRA Property with Qualified Improvement Costs exceeding Three Million Four Hundred Forty Five Thousand ($3,445,000.00) and Redeveloper provides written notice to LCRA within sixty-one (61) months after the Casino Opening Date which includes written evidence of the Qualified Improvement Costs incurred (“LCRA Property Development”), LCRA shall credit the amount of such Qualified Improvement Costs against the Fifty Million Dollar ($50,000,000) capital investment requirement in Subsection 3.12.1.

4. Exhibit H to the Redevelopment Agreement is attached hereto as Exhibit A.

5. Full Force and Effect/Binding Upon Parties/Successors and Assigns. Except as modified and amended by this Amendment, the Redevelopment Agreement shall remain in full force and effect in accordance with the terms thereof. Unless the context otherwise indicates, all other terms and conditions of the Redevelopment Agreement which are the same as or directly related to the revised terms and conditions set out in this Amendment are similarly modified to be consistent with this Amendment. The provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

6. Counterparts. This Amendment may be executed in counterparts.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LAND CLEARANCE FOR

REDEVELOPMENT AUTHORITY OF THE

CITY OF ST. LOUIS, a public body corporate

and politic established pursuant to

Section 99.300 et seq. of the Revised Statues of

Missouri 2000, as amended

By:	/s/ Rodney Crim
Rodney Crim, Executive Director

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ John A. Godfrey
John A. Godfrey, Executive Vice President

Exhibit A to the Second Amendment to the Redevelopment Agreement

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File No. 554050

EXHIBIT A

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